Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:

INVESTOR RELATIONS
Timothy Perrott
tim.perrott@nii.com
Ph: 703-390-5113

MEDIA RELATIONS:
Claudia E. Restrepo
claudia.restrepo@nii.com
Ph: 786-251-7020

NII HOLDINGS ANNOUNCES PRICING OF CONVERTIBLE NOTE OFFERING

RESTON, VA (SEPTEMBER 11, 2003) – NII Holdings, Inc. (Nasdaq: NIHD) today announced the pricing of its offering of $150.0 million principal amount of 31/2 % Convertible Notes due 2033. The notes were privately placed with qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The sale of the notes is expected to close on September 16, 2003. NII has granted the initial purchasers of the notes an option to purchase up to an additional $30.0 million principal amount of notes.

The notes are convertible under certain circumstances into NII common stock at a conversion rate of 12.5 shares per $1,000 principal amount of notes (equal to an initial conversion price of $80.00 per share), subject to adjustment in certain circumstances.

NII may redeem all or some of the notes for cash on or after September 20, 2008 at specified prices. Holders may require NII to repurchase the notes on September 15 of 2010, 2013, 2018, 2023 and 2028 or upon the occurrence of certain designated events at a repurchase price equal to the principal amount of the notes plus accrued and unpaid interest, if any, to the repurchase date.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and may not be offered or sold in the United States absent registration under, or an applicable exemption from, the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

###